SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           General Bearing Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      paid previously. Identify the previous filing by registration number, or
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

                           GENERAL BEARING CORPORATION

                   -------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 30, 2001

To the Stockholders of General Bearing Corporation:

      NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), will be held on Monday, July 30, 2001 at 1:30 p.m., local time, at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994 to consider and act upon the following:

      1. The election of seven directors to serve until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

      2. The ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 29, 2001; and

      3. The transaction of such other business as may properly come before the Meeting and at any adjournment or adjournments thereof.

      Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on June 8, 2001, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope to ensure that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally, even though they have sent in their proxies.

                                              By Order of the Board of Directors


                                              David L. Gussack
                                              President

June 29, 2001

                                    IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                           GENERAL BEARING CORPORATION

                    ----------------------------------------

                                 PROXY STATEMENT
                       2001 Annual Meeting of Stockholders
                                  July 30, 2001

                                     GENERAL

      This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), to be voted at the 2001 Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994, on July 30, 2001, at 1:30 p.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 44 High Street, West Nyack, New York 10994. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is June 29, 2001.

                       VOTING SECURITIES AND VOTE REQUIRED

      Stockholders of record as of the close of business on June 8, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. On the Record Date, there were 4,112,650 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding. There was no other class of voting securities of the Company outstanding on such date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Corporation issued and outstanding and entitled to vote is necessary to constitute a quorum at the Meeting. The election of directors of the Company and the ratification of the appointment of the Company's auditors require the affirmative vote of a majority of the outstanding shares of Common Stock voting at the Meeting or at any adjournment or adjournments thereof.

      Under the rules promulgated by the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to withhold authority to vote for any one or more of the seven nominees for directors. Votes withheld in connection with the election of any one or more of the seven of the nominees for directors will be counted as votes cast against such individuals and will be counted toward the presence of a quorum for the transaction of business at the Meeting. If no direction is indicated, the proxy will be voted for the election of the nominees for directors. Under the rules of the National Association of Securities Dealers, Inc., a broker "non-vote" has no effect on the outcome of the election of directors or the establishment of a quorum for such election. The form of proxy does not provide for abstentions with respect to the election of directors; however, a stockholder present at the Meeting may abstain with respect to such election. The treatment of abstentions and broker "non-votes" with respect to the election of directors is consistent with applicable Delaware law and the Company's By-Laws. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal (other than the election of directors).

Broker "non-votes" are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

                                VOTING OF PROXIES

      A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares represented thereby will be voted (i) FOR the election of the seven nominees as directors; (ii) FOR ratification of the appointment of the Company's auditors; and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting or any adjournment or adjournments thereof. Each such Proxy granted may be revoked at any time thereafter by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of June 4, 2001, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock of the Company.

                                    Number of
                                     Shares
  Name and Address of             Beneficially         Percentage of Shares
   Beneficial Owner                 Owned (1)         Beneficially Owned (1)
----------------------------    -----------------   ----------------------------
David L. Gussack                   683,474 (2,3)              16.6%
Estate of Harold Geneen            615,284                    14.9%
Nina M. Gussack                    612,272 (2,4)              14.8%
Seymour I. Gussack                 383,986 (2)                 9.3%
Amy Gussack                        378,770 (2,5)               9.2%
Robert E. Baruc                    356,378 (2,6)               8.6%
Joseph Hoo                          77,079                     1.9%
William F. Kurtz                    10,000                       *
Barry A. Morris                      8,500                       *
Peter Barotz                         7,750                       *
Alistair Crannis                     6,000                       *
Barbara Henagan                      5,250                       *
Peter DiChiara                       5,000                       *
All Directors and Executive
  Officers as a Group            2,514,459                    61.1%

*     Less than 1%
(1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
(2)   Includes 5,000 shares of Common Stock owned by Realty over which Seymour
      I. Gussack, David L. Gussack, Nina M. Gussack, Amy Gussack and Robert Baruc, through his spouse Faith Gussack, as general partners of Realty, may be deemed to share the power to vote and dispose of. Each disclaims beneficial ownership of the shares of Common Stock owned by Realty.
(3) Includes 13,080 shares owned by his spouse, 4,076 shares owned by his spouse's daughter, over which his spouse has voting power, 8,978 shares owned by his daughter, over which he has voting power, and 60,000 options exercisable through July 1, 2001.
(4) Includes 13,280 shares owned by her spouse, 9,752 shares owned by her children over which she has voting power, and 5,000 options exercisable through July 1, 2001.
(5)   Includes 13,080 shares owned by her spouse.
(6) Includes 302,464 shares owned by his spouse, 22,032 shares owned by his children over which he has voting power, and 5,000 options exercisable through July 1, 2001.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

      A total of seven directors are to be elected at the Meeting by the holders of the Common Stock to serve until the 2002 Annual Meeting of Stockholders or until their successors have been elected and qualified. Presently, the Directors are Seymour I. Gussack, David L. Gussack, Barbara M. Henagan, Robert E. Baruc, Peter Barotz, Nina M. Gussack and Peter DiChiara and their terms expire at the Meeting. The Board of Directors recommends the re-election of all of the seven current Directors as new Directors to serve until the 2002 Annual Meeting of Stockholders or until their successors have been elected and qualified. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited thereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present, a vote of a majority of the shares present, in person or by proxy, at the Meeting is required to elect each of the nominees as a director in accordance with the Company's By-Laws.

      In 2000 there were five (5) meetings of the Board of Directors of the Company. The Compensation/Stock Option Committee met once during that period. The Audit Committee of the Board of Directors did not meet separately from the Board or act by consent in 2000. All directors attended 75% or more of the meetings of the Board of Directors.

      The directors and executive officers of the Company are as follows:

   Name                     Age   Position
   -----                    ---   --------
   Seymour I. Gussack.....  76    Chairman of the Board of Directors
   David L. Gussack.......  43    President and Director
   Robert E. Baruc........  49    Director
   Peter Barotz...........  73    Director
   Nina M. Gussack........  45    Director
   Barbara M. Henagan.....  42    Director
   Peter DiChiara.........  37    Director
   Alistair G. Crannis....  53    Vice President - Sales & Marketing
   William F. Kurtz.......  42    Vice President - Director of Operations
   Joseph J. Hoo..........  66    Vice President - Advanced Technology and China
                                   Affairs
   Barry A. Morris........  46    Chief Financial Officer

      Set forth below is certain additional information with respect to the Directors, and executive officers.

      SEYMOUR I. GUSSACK founded the Company in 1958 and has served as Chairman of the Board of Directors and a Director of General Bearing since its formation. Seymour I. Gussack is also the Chairman of the Board of Directors and a Director of World and a partner of Realty. See "Certain Relationships and Related Transactions". Seymour I. Gussack's son is David L. Gussack, President of the Company and a Director.

      DAVID L. GUSSACK became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1979, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a Director of SGBC and NGBC. He also is a Director of World and a partner of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company.

      ALISTAIR G. CRANNIS has served as Vice President - Sales & Marketing since June 1999. Mr. Crannis was General Manager - OEM Division of the Company from January 1997 to June 1999. Prior to joining the Company, Mr. Crannis served as President of RHP Bearings, Inc., the U.S. Subsidiary of RHP Bearing Ltd. United Kingdom. He holds a B.S. Industrial Engineering Degree from the University of Hartfordshire in England.

      WILLIAM F. KURTZ has served as Vice President - Director of Operations since 1997. He served as Vice President - Technical Services of the Company from 1993 to 1997. Mr. Kurtz was Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988 to 1989. He is a graduate of Manhattan College (B.E. and M.E. in Mechanical Engineering) and a licensed professional engineer.

      JOSEPH J. HOO has served as Vice President - Advanced Technology and China Affairs of the Company since August 1995. Mr. Hoo served as General Manager, Industrial Products Division, from 1991 to 1995 and as Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

      BARRY A. MORRIS was appointed Chief Financial Officer of the Company in July 1998. Prior to joining the Company, Mr. Morris served as Director of Financial Services at the U.S. headquarters of BTR, plc, United Kingdom. He holds a Master of Business Administration from the University of Connecticut and a B.S. in Accounting from American International College.

      ROBERT E. BARUC has been a Director of the Company since February 1997. Presently Mr. Baruc is a Partner and Creative Director of Ignition Media. From January 1999 to December 2000, Mr. Baruc was Co-President of Unapix Entertainment, Inc., an independent distributor of film and television programming. From April 1994 to December 1998, Mr. Baruc was an Executive Vice President of Unapix Entertainment, Inc. From September 1999 to December 2000, he was the Chief Executive Officer of A-Pix Entertainment, Inc. From August 1993 to August 1999, he was the President and Chief Executive Officer of A-Pix Entertainment, Inc. From December 1992 to August 1993, Mr. Baruc was President of Triboro Entertainment Group, a company engaged principally in home video distribution. From January 1991 to December 1992, Mr. Baruc primarily acted as an independent consultant to the entertainment industry. He is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.

      PETER BAROTZ has been a Director of the Company since December 30, 1997. For the past 25 years, Mr. Barotz has been the President of Panda Capital Corporation.

      NINA M. GUSSACK has been a Director of the Company since February 1997. Ms. Gussack has been litigation partner at the law firm of Pepper Hamilton LLP in Philadelphia, Pennsylvania since 1987. She is a graduate of the University of Pennsylvania (B.S. in History and M.S. in Secondary Education) and Villanova University School of Law (J.D.). She is a member of the Pennsylvania bar. She is the daughter of Seymour I. Gussack and the sister of David L. Gussack.

      BARBARA M. HENAGAN was elected a Director of the Company on March 30, 1999. Ms. Henagan is presently Managing Director of Linx Partners. Previously Ms. Henagan was Senior Managing Director of Bradford Ventures Ltd. She is also a Director of Hampton Industries, V-Span, Inc. and Batteries Batteries, Inc. Ms. Henagan is a graduate of Princeton University and Columbia University's MBA program.

      PETER DICHIARA has been a Director of the Company since June 2001. Mr. DiChiara has been an attorney at the law firm of Paul, Hastings, Janofsky & Walker LLP in Stamford, Connecticut since November 1999. From June 1998 to November 1999, he was an attorney with Cadwalader, Wickersham & Taft. From November 1990 to June 1998, Mr. DiChiara served in various financial and managerial positions with Philip Morris Management Corporation and Philip Morris Capital Corporation. From 1985 to 1990, he was a certified public accountant for Ernst & Young.

      Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

      The standing committees of the Board of Directors are the Audit Committee, the Compensation/ Stock Option Committee and the Insider Trading Compliance Committee.

      The Board of Directors has adopted a written charter for the Audit Committee, which is annexed as an appendix to this Proxy Statement.

      Prior to December 1999, two members of the Audit Committee, Robert Baruc and Babette Henagan, were independent as then defined under 4460(d)(2)(B) of the NASD's listing standards. As a result of the revisions to those standards in December 1999, on June 4, 2001, the Board appointed a newly constituted Audit Committee composed of Peter Barotz, Babette Henagan and Peter DiChiara, all independent as defined under the NASD listing standards.

      The role of the Audit Committee is to review the outside auditor designated by management and render to the Board any of the Committee's comments and/or recommendations relating to such auditor; meet with the outside auditor at least once per year to discuss any issues raised by the auditor and report back to the Board for its consideration; hold at least one meeting per year; submit the minutes of all meetings of the Audit Committee to, or discuss matters discussed at each meeting with the Board; ensure receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor; take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor; and review and assess the adequacy of the Audit Committee charter on an annual basis.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The statements herein refer to the Audit Committee as constituted prior to June 4, 2001, on which date the Audit Committee was reconstituted to comply with revisions to the NASD listing standards.

      The members of the Audit Committee have reviewed and discussed the Company's audited financial statements for the year 2000, with management in the context of a Board of Director's meeting.

      The independent auditors have submitted a report to the Board of Directors addressing the matters required to be discussed by SAS 61 (Codification of Statement on Auditing Standards, AU 380). The Audit Committee, per se, has not engaged the auditors in discussion of the matters addressed in the auditor's report, which did not identify any issues warranting further discussion or treatment by the Audit Committee.

      The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1, but has not engaged in discussions with such accountant as to its independence.

      The Audit Committee, per se, did not make any recommendation to the Board of Directors as to inclusion of the audited financial statements in the Company's Annual Report on Form 10-K, but the use of such financial statements in, and the other contents of the Company's 10-K were approved and by the entire Board of Directors, which signed the 10-K.

                                                      Babette Henagan
                                                      David Gussack
                                                      Robert Baruc

      The Compensation/Stock Option Committee consists of Messrs. Peter Barotz and Robert E. Baruc, the former of whom is an independent Director. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000 and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, including the granting of stock options pursuant to the Company's 1996 Option Plan.

      The Insider Trading Compliance Committee ("Compliance Committee") consists of the Insider Trading Compliance Officer (currently the Company's Secretary & General Counsel) and the directors who are members of the Audit Committee. The Compliance Committee reviews and either approves or prohibits proposed stock trades by Key Insiders in accordance with the Company's Procedures and Guidelines Governing Insider Trading and Tipping.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's most highly compensated executive officers during the fiscal year ended December 30, 2000:

                                                  Annual
                                               Compensation(1)            Long-Term Compensation
                                             ------------------   -----------------------------------------
                                                                   Restricted
     Name and                       Fiscal    Salary      Bonus      Stock       Stock          All Other
Principal Position                   Year       $           $        Awards     Options#      Compensation
-----------------------------------------------------------------------------------------------------------
David L. Gussack, President          2000     307,789    62,213        --            --          25,000 (3)
                                     1999     221,927    75,133        --        20,000 (2)          --
                                     1998     181,981    10,379        --        20,000              --

Alistair G. Crannis,                 2000     143,635    13,825        --            --              --
   VP Sales & Marketing              1999*    133,356    19,401        --        10,000 (2)          --

Barry A. Morris,                     2000     123,116    11,850        --            --              --
   Chief Financial Officer           1999*    120,000    18,462        --        10,000 (2)          --

Joseph J. Hoo, V.P. Advanced         2000     128,281    12,345        --            --              --
   Technology & China Affairs        1999*    118,680    16,604        --         5,000 (2)          --

William F. Kurtz,                    2000     104,817    12,078        --            --              --
   V.P. Director of Operations       1999*    101,694    15,341        --         5,000 (2)          --

* Fiscal 1999 was the first year of reportable compensation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                           Number of
                                                          Securities         Value of
                                                          Underlying        Unexercised
                                                          Unexercised      In-the-Money
                                                          Options at        Options at
                                                       December 30, 2001  December 30, 2001
                                                       ------------------------------------
                    Shares Acquired
                      on Exercise     Value Realized     Exercisable/       Exercisable/
       Name                #                 $           Unexercisable      Unexercisable
-------------------------------------------------------------------------------------------
David L Gussack            0                 0           43,750 / 21,250         N/A

Alistair G. Crannis        0                 0            4,000 / 6,000          N/A

Barry A. Morris            0                 0            5,000 / 5,000          N/A

Joseph J. Hoo              0                 0           11,000 / 9,000          N/A

William F. Kurtz           0                 0            7,800 / 7,000          N/A

Compensation of Directors

Standard Arrangements:

      All fees described herein are for non-management directors only.

      a. Attendance fee - $1,000 for actual physical attendance or $500 if attendance is by telephone.

      b. Committee fee - $500 fee per director unless the committee meets immediately before or after a board meeting in which case the fee will be $250. Fees will be halved for telephone attendance.

      c. Stock grant - 2,000 shares per director per year will be issued at calendar year end for the year served. The intent of this specific quantity is to approximate $12,000 - $15,000 in value. It may be changed annually to reflect this goal.

      d. Each member of the board shall receive an option for 5,000 shares (at the then market price) when joining the board.

Other Arrangements (1):

            In 2000, Seymour I. Gussack, Chairman of the Board of Directors, received salary of $241,102, bonus of $48,731 and other compensation of $25,000 (3). In 2001, he will receive salary and bonus as approved by the Compensation/Stock Option Committee of the Board of Directors.

      (1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the named executive officer.

      (2)   Repricing.

      (3) Board compensation: 4,000 shares at $6.25 per share, issued in 2001 (2,000 shares earned in 1999 & 2,000 shares earned in 2000).

                      REPORT OF COMPENSATION/STOCK OPTION COMMITTEE
                              OF BOARD OF DIRECTORS

Role of the Committee

The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for review and approval of (i) annual salaries and bonuses for all employees with salaries in excess of $100,000 and (ii) all grants of stock options under the Company's 1996 Stock Option and Performance Award Plan.

In 2000 the Committee consisted of two members: Peter Barotz and Robert Baruc. The Committee reviewed and approved salaries for executive officers and employees with base salaries in excess of $100,000. Management did not recommend and the Committee did not award any stock options in 2000.

Compensation Policy

The Committee embraces the policy that compensation should be designed to encourage and reward management and employee efforts to achieve the Company's business and financial objectives in order to create added value for stockholders. Such a policy helps to achieve the Company's business and financial objectives and also provides the incentive needed to attract and retain well-qualified personnel. The Committee believes that an important element of this policy is to increase compensation as an individual's level of responsibility increases.

CEO Compensation

In 2000, David L. Gussack, the Company's President, received compensation consisting of a salary of $307,789 plus bonuses totaling $68,138. The bonuses were comprised of (a) $5,925 in company wide holiday bonuses equal to one week's salary and (b) a bonus of $62,213 purusant to the 1999 executive bonus plan under which bonuses were awarded based on the amount by which the Company's pretax income exceeded the Company's forecast in the 1st and 2nd quarters of 2000. The bonuses were comprised of $35,550 for the 1st quarter and $20,738 for the 2nd quarter. In addition, Mr. Gussack received four thousand shares of Company stock, for compensation as a Director, two thousand of which were earned in 1999 and two thousand of which were earned in 2000. See "Summary Compensation Table." The Committee believes the compensation paid to Mr. Gussack during 2000 was suitable based upon his experience in the bearing industry, the Company's performance, consideration of compensation paid to executives at other companies of comparable size and also his increased responsibilities resulting from his increased role in certain Chinese joint ventures and other projects.

The Compensation Committee:

Robert Baruc
Peter Barotz

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

      The Company is required to include in this Proxy Statement a line-graph presentation comparing cumulative shareholder returns with the Nasdaq Composite Index and an index of peer group companies selected by the Company based on the same industrial classification and similarity of products. The graph below sets forth information on shareholder return for the period from February 10, 1997, the date of the Company's initial public offering to December 29, 2001. The graph includes lines showing returns for the peer group used this year ("Peer Group Index"), as required by SEC rules.

                COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG GENERAL BEARING CORPORATION,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                              [LINE GRAPH OMITTED]

                  *$100 INVESTED ON 2/10/97 IN STOCK OR INDEX-
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF WORLD

      In July 2000, General Bearing Corporation ("General"), acquired 100% of World Machinery Company ("World"), which, prior to the acquisition, owned 74.8% of the outstanding common stock of General. World was principally owned by members of General's Board of Directors and senior management. World's principal business is the manufacture and sale of machine tools, however, it also holds two bearing joint ventures for General's benefit. This combination has been accounted for in a manner similar to a pooling of interests. Prior periods have been restated as if the companies have always been combined. In consideration for this transaction, General issued 3,140,000 shares of its common stock, $.01 per share par value. 2,950,000 shares of General's common stock, owned by World, are now carried as treasury stock. The net stock of 190,000 shares paid for the acquisition are considered outstanding for all periods presented.

      In the acquisition transaction the following individuals, all former shareholders of World, received the number of restricted shares of Company common stock indicated:

Name & Relationship to Registrant                                         Number of Shares
--------------------------------------------------------------------------------------------
Seymour Gussack, Chairman of the Board                                      393,786

David Gussack, President, Director                                          597,850
Includes 11,280 shares received by spouse, 7,178 shares received by child and 6,152 shares received by spouse's children.

Nina Gussack, Director                                                      590,672
Includes 11,280 shares received by spouse and 6,152 shares
received by children.

Amy Gussack, Daughter of Seymour Gussack & Sibling of                       369,170
David Gussack and Nina Gussack
Includes 11,280 shares received by spouse.

Faith Gussack, Daughter of Seymour Gussack, Sibling of                      333,278
David Gussack and Nina Gussack and Spouse of Robert Baruc, who is
a Director. Includes 15,382 shares received by spouse and 17,432 shares received by children.

Lisa Gussack, Daughter of Seymour Gussack & Sibling of                      176,481
David Gussack and Nina Gussack
Includes 7,178 shares received by spouse and 22,560 shares received by children.

LEASES WITH REALTY

      The Company leases a facility located at West Nyack, New York comprising 189,833 square feet owned by Realty, whose partners include Seymour I. Gussack, David L. Gussack and Nina M. Gussack, each a member of the Board of Directors of the Company. The Company and Realty entered into the Lease effective November 1, 1996, which provides for an initial term expiring on October 31, 2003, renewable at the option of the Company for an additional six year term. The Company initially paid rent of $4.81 per square foot (or $913,000) annually, payable in monthly rent payments of $76,000. The Lease provides for an increase every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. The November 1998 increase amounted to 6% of the preceding year, resulting in rent of $5.0986 per square foot (or $968,000) annually effective through October 31, 2000. The November 2000 increase also amounted to 6% of the preceding year, resulting in rent of $5.4045 per square foot (or $1,026,000) annually effective through October 31, 2002.

      The Company is the guarantor with respect to a mortgage loan currently in the principal amount of $304,919.63 from the Job Development Authority of Rockland County and a mortgage loan currently in the principal amount of $193,750 from the Industrial Development Authority of Rockland County on the property in Blauvelt, New York. These mortgage loans were created for the purpose of building a facility in 1983 which the Company subsequently occupied for 12 years until 1996.

TAX SHARING AGREEMENT

      General has been included in the consolidated federal income tax returns filed by World during all periods in which it has been a wholly-owned subsidiary of World ("Affiliation Years"). Upon the completion of the IPO, General ceased to be included in the consolidated federal income tax returns filed by World, and has filed on a separate basis. As a result, General and World have entered into an agreement ("Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during the Affiliation Years. Under the Tax Sharing Agreement, General has paid to World an amount equal to General's share of World's consolidated federal income tax liability, generally determined on a separate return basis, for the tax years which have ended and the portion of the tax year preceding consummation of the IPO, and World will pay General for the use of General's losses, and credits arising in such periods, in each case net of any amounts theretofore paid or credited by World or General to the other with respect thereto. Effective with the acquisition of World by General, the Company will file a consolidated Federal income tax return.

REGISTRATION RIGHTS AGREEMENT

      World has certain rights with respect to the registration under the Securities Act of 1933, as amended ("the Act") of shares of Common Stock owned by it ("Registrable Shares"). Such rights will be exercisable by any person or entity (together with World, "Holders") acquiring Registrable Shares from World, including any options, warrant to purchase, or other security exchangeable for or convertible into Registrable Shares other than pursuant to an effective registration statement under the Act. If the Company proposes to register any securities under the Act (other than a registration on Form S-4 or Form S-8), whether or not for its own account, the Holders are entitled to include Registrable Shares, subject to the right of the managing underwriter of any such offering to exclude, due to market conditions, some or all of such Registrable Shares from such registration. In addition, commencing February 7, 1998, the Holders have the right to require the Company to prepare and file registration statements under the Act with respect to the Registrable Shares. The right may be requested by any Holder holding Registrable Shares aggregating at least 50,000 shares of the Company's Common Stock outstanding at the date of the Company's Initial Public Offering. The Company generally is required to bear the expenses (except underwriting discounts and commissions and fees and expenses of separate counsel) of all such registrations, whether or not initiated by any Holder.

XEROX LITIGATION

      From 1995 through May 2001, the Company and Realty were plaintiffs and counterclaim defendants in an action against Xerox for contamination to real property owned by Realty and previously leased by the Company from Realty. See "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 30, 2000.

      Inasmuch as the judgement against Xerox was expressly for damage to Realty's property, and Realty expended $2.5M in both the prosecution of Realty's and the Company's claims, and defense of Xerox's counterclaims against Realty and the Company, on May 29, 2001, the Company and Realty entered into an agreement whereby (i) the Company waived any interest in the judgment (ii) the Company agreed to reimburse Realty $763,387 over the next four years with interest at 8.4% per annum, representing 30% of the total litigation costs in the action and (iii) Realty released the Company from any further claims for indemnification for litigation expenses in connection with the action.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Fiscal Year 2000

      During Fiscal 2000, Seymour Gussack, David Gussack, Nina Gussack, Robert Baruc, and Joseph Hoo each inadvertently filed a single Form 4 late, each such form reflecting a single transaction in the year.

                                   PROPOSAL II

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed the firm of BDO Seidman, LLP as independent auditors of the Company to audit and report on its consolidated financial statements for the fiscal year ending December 29, 2001 and has determined that it would be desirable to request that the stockholders of the Company ratify such appointment.

      Representatives of BDO Seidman, LLP are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement at the Meeting if they so desire.

      The Board of Directors recommends a vote "FOR" Proposal II.

                                  ANNUAL REPORT

      All stockholders of record as of June 8, 2001 have or are currently being sent a copy of the Company's Annual Report for the fiscal year ended December 30, 2000 (the "Annual Report"), which contains audited financial statements of the Company. The Annual Report is deemed to be a part of the material for the solicitation of proxies.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF RECORD OF ITS COMMON STOCK ON JUNE 8, 2001 WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY, GENERAL BEARING COMPANY, 44 HIGH STREET, WEST NYACK, NEW YORK 10994.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company at the Company's principal executive offices not later than May 26, 2002. All such proposals should be in compliance with all applicable Securities and Exchange Commission regulations.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matter not mentioned in the Proxy Statement is properly brought before the Meeting or any adjournment or adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act in respect of such matters in accordance with their best judgment.

      All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of mails, directors, officers and employees (who will receive no compensation therefor in addition to their regular remuneration) of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

      It is important that proxies be returned promptly. Stockholders are therefore urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

      BY ORDER OF THE BOARD OF DIRECTORS


      DAVID L. GUSSACK
      President

                                    APPENDIX

                             AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors ("Board") to be knows as the Audit Committee, which shall be composed of three directors who shall be independent of management and the Company. Each member of the Audit Committee shall be financially literate, and at least one member shall have the requisite accounting or related financial management expertise, as defined by the relevant rules promulgated by the Financial Accounting Standards Board ("FASB"), Securities and Exchange Commission ("SEC"), and the National Association of Securities Dealers ("NASD") or other regulatory body. The Board shall appoint the Audit Committee's chairperson and members annually.

Statement of Policy

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company.

Responsibilities

In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Company's outside auditor is ultimately accountable to the Board and the Audit Committee, as representatives of shareholders. As such representatives, the Audit Committee and the Board shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

In carrying out its responsibilities, the Audit Committee will:

         Review the outside auditor designated by management and render to the Board any of the Committee's comments and/or recommendations relating to such auditor.

         Meet with the outside auditor at least once per year to discuss any issues raised by the auditor and report back to the Board for its consideration.

         Hold at least one meeting per year.

         Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board.

         Ensure receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1.

         Actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

         Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

         Review and reassess the adequacy of this charter on an annual basis.

                             ADDENDUM TO PROPOSAL II

      The following sets forth the aggregate fees billed to the Company (i) for professional services rendered for the audit of the Company's annual financial statement and the reviews of the financial statements included in the Company's Forms 10-Q for 2000, (ii) for the professional services rendered by the Company's principal accountant for design and implementation of financial information systems in 2000 and (iii) for all other services rendered by the Company's principal accountant in 2000.

                                     Financial Information Systems   All Other
Firm                    Audit Fees   Design & Implementation Fees    Fees
----                    ----------   ----------------------------    ----

BDO Seidman, LLP        $99,800                 $0.00                $6,275

The Audit Committee of the Board of Directors has considered whether the provision of the services for which the above fees were billed, other than auditing services, is compatible with maintaining the principal accountant's independence.